UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2017

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36226	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 253-6200
Not applicable
(Former name or former address, if changed since last report.)
___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
During 2016, Rudolph Technologies Inc.’s Board of Directors continued its ongoing review of the Company’s executive compensation program and governance practices.  In its efforts to better align the company with shareholder interests, the Board approved significant changes to the executive long-term incentive compensation program and the stockholding requirements applicable to Board Members and our Chief Executive Officer (CEO).  As of the Board’s January 25, 2017 meeting the following changes were implemented:
Based on the Compensation Committee’s recommendation, the Board revised for 2017 the long-term incentive compensation plan for the company executives to enhance the long-term performance orientation of the associated equity awards.  Under the revised plan, performance-based restricted stock units (RSUs) granted to company executives shall be subject to meeting a more robust long-term incentive target for the Company.  The performance based RSUs will be earned based on a comparison of the Company’s Total Shareholder Return (TSR) in relation to the TSR of a corporate peer group over a three-year period.  The peer group consists of 18 companies from a combination of companies in the Company’s compensation peer group, and front-end and back-end companies of varying market cap sizes. Additional details of the new long-term incentive compensation plan will be provided in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders.

The Board also approved a revision to the guidelines related to Company stock ownership and retention for its outside Directors and CEO.  Each outside Director is now required to own shares of common stock in Rudolph valued at a minimum of three times the amount of the Director’s total cash compensation which includes the annual cash retainer as well as any additional fee paid to those individuals who are Committee Chairs or Lead Director by November 2018.  The CEO is now required to own shares of common stock in Rudolph valued at a minimum of three times the amount of the CEO’s base annual salary by November 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RUDOLPH TECHNOLOGIES, INC.
Date: February 17, 2017	By: /s/ Michael P. Plisinski
Michael P. Plisinski Chief Executive Officer